JOINDER AGREEMENT
TO
AMENDED AND RESTATED
1995 SCHNEIDER NATIONAL, INC.
VOTING TRUST AGREEMENT
AND
VOTING AGREEMENT

THIS JOINDER AGREEMENT (this “Joinder Agreement”) to the Amended and Restated 1995 Schneider National, Inc. Voting Trust Agreement and Voting Agreement, dated as of October 5, 2016 (the “Voting Trust Agreement”), is made and entered into as of October 31, 2017 by the individual whose name appears below (the “Joining Trustee”).

WHEREAS, the Joining Trustee has become or is becoming a member of the Corporate Governance Committee (the “Committee”) of the Board of Directors of Schneider National, Inc.

WHEREAS, Section 5.2 the Voting Trust Agreement provides that each individual who becomes a member of the Committee after the date of the Voting Trust Agreement will serve as a successor trustee under the Voting Trust Agreement upon delivering to the Trustees (as defined in the Voting Trust Agreement) then acting thereunder an acceptable writing.

NOW, THEREFORE, in consideration of such premises and the covenants and agreements set forth herein and in the Voting Trust Agreement, the Joining Trustee and the Trustees covenant and agree as follows:

1.	The Joining Trustee acknowledges and agrees that:

(a)	he or she has received and read a copy of the Voting Trust Agreement and understands its terms and the duties, rights, responsibilities and authority of the Trustees thereunder;

(b)
he or she shall be obligated to act as a Trustee under the Voting Trust Agreement in accordance with the terms and conditions of the Voting Trust Agreement until his resignation, death or termination of service as a member of the Committee; and

(c)
he or she shall have all of the duties, rights, responsibilities and authority of a Trustee under the Trust Agreement to the same extent as if the Joining Trustee had signed the Voting Trust Agreement.

2.	The Trustees acknowledge and agree that:

(a)	this Joinder Agreement is in form and substance acceptable to the Trustees; and

(b)	following the execution hereof, the Joining Trustee shall have all of the duties, rights, responsibilities and authority of a Trustee under the Voting Trust Agreement.

This Joinder Agreement may be executed in one or more counterparts and all such executed counterparts shall constitute one agreement binding upon all parties hereto even though all parties are not signatory to the original or the same counterpart.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Joinder Agreement as of the day, month and year first above written.

TRUSTEES:	JOINING TRUSTEE:
/s/ Thomas A. Gannon____________ Thomas A. Gannon	/s/ James R. Giertz_______________ James R. Giertz
/s/ Adam P. Godfrey______________ Adam P. Godfrey
/s/ Robert W. Grubbs, Jr.___________ Robert W. Grubbs, Jr.
/s/ Norman E. Johnson_____________ Norman E. Johnson
/s/ Daniel J. Sullivan_______________ Daniel J. Sullivan